UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2014

Starwood Waypoint Residential Trust

(Exact name of registrant as specified in its charter)

Maryland (State r other jurisdiction of incorporation)	001-36163 (Commission File Number)	80-6260391 (IRS Employer Identification No.)

1999 Harrison Street Oakland, CA (Address of principal	94612 (Zip Code)
executive offices)

Registrant’s telephone number,
including area code:
(510) 250-2200

Not Applicable

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 11, 2014, Starwood Waypoint Residential Trust (the “Company”), as guarantor, PrimeStar Fund I, L.P., (“PrimeStar LP”), a limited partnership in which the Company owns, indirectly, the majority of the general partnership and limited partnership interests, and Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as trustee of PrimeStar-H Fund I Trust (“PrimeStar Trust”), a trust in which the Company owns, indirectly, the majority of the beneficial trust interests, entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Deutsche Bank AG, Cayman Islands Branch (the “Buyer”).  The Repurchase Agreement will be used to finance the acquisition of pools or groups of mortgage loans secured by residential real property (“Mortgage Loans”) and related residential real property (“REO”) by the Company and the Company’s wholly-owned subsidiaries as more particularly described in the Repurchase Agreement.  The Repurchase Agreement and the ancillary transaction documents provide maximum financings by the Buyer of up to $350 million (the “Facility”).

Advances under the Repurchase Agreement accrue interest at a per annum pricing rate based on 30 day LIBOR (or a conduit costs of funds rate if a Buyer sponsored conduit is utilized) plus a spread.  During the existence of an Event of Default (as defined in the Repurchase Agreement), interest accrues at the post default rate, which is based on the applicable pricing rate in effect on such date plus an additional spread.  The initial maturity date of the Facility is September 11, 2015, subject to a one year extension option, which may be exercised by PrimeStar LP upon the satisfaction of certain conditions set forth in the Repurchase Agreement and ancillary transaction documents.

In connection with the Repurchase Agreement, the Company provided a Guaranty (the “Guaranty Agreement”), under which the Company guarantees the obligations of PrimeStar LP under the Repurchase Agreement and ancillary transaction documents.

The Repurchase Agreement and ancillary transaction documents, including the Guaranty Agreement, contain various affirmative and negative covenants including the following financial covenants applicable to the Company: (i) the adjusted tangible net worth of the Company shall not (A) decline by 35% or more during a calendar year, (B) decline by 25% or more during any calendar quarter, (C) decline by more than 50% of the Company’s highest adjusted tangible net worth from and after the date of the Repurchase Agreement or (D) be less than $400 million (exclusive of the Company’s interest in Mortgage Loans and REO Properties pledged under the Facility); (ii) the ratio of total indebtedness to adjusted tangible net worth of the Company shall not be greater than 3.0 to 1.0; and (iii) the cash liquidity of the Company shall not be less than the greater of (A) $35 million and (B) 10% of the Company’s total indebtedness.

The foregoing summary of the Repurchase Agreement, the Guaranty Agreement and the transactions contemplated thereby contained in this Item 1.01 does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the Repurchase Agreement and the Guaranty Agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 8.01.                                        Other Events.

On March 13, 2014, Starwood Waypoint Residential Trust (the “Company”) issued a press release announcing (1) it had entered into the $350 million Facility described in Item 1.01 above and (2) it had purchased 496 Mortgage Loans, for an aggregate purchase price of $101.3 million, pursuant to a Master Asset Sale Agreement (and ancillary transaction documents) between a subsidiary of a money-center bank and PrimeStar Trust.  A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

10.1                        Master Repurchase Agreement, dated March 11, 2014, among Starwood Waypoint Residential Trust, PrimeStar Fund I, L.P., Wilmington Savings Fund Society, FSB and Deutsche Bank AG, Cayman Islands Branch.

10.2                        Guaranty Agreement, dated March 11, 2014, by Starwood Waypoint Residential Trust in favor of Deutsche Bank AG, Cayman Islands Branch.

99.1                        Press release, dated March 13, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD WAYPOINT RESIDENTIAL TRUST

Dated: March 13, 2014	By:	/s/ Tamra D. Browne
	Name:	Tamra D. Browne
	Title:	General Counsel

Exhibit Index

10.1                        Master Repurchase Agreement, dated March 11, 2014, among Starwood Waypoint Residential Trust, PrimeStar Fund I, L.P., Wilmington Savings Fund Society, FSB and Deutsche Bank AG, Cayman Islands Branch.

10.2                        Guaranty Agreement, dated March 11, 2014, by Starwood Waypoint Residential Trust in favor of Deutsche Bank AG, Cayman Islands Branch.

99.1                        Press release, dated March 13, 2014.